Exhibit 99.1

Pamplona Capital Management Completes Acquisition of MedAssets for $2.75 Billion

ATLANTA – January 27, 2016 – MedAssets, Inc. (NASDAQ: MDAS), a leading healthcare performance improvement company that serves four out of every five hospitals in the United States, announced that

Pamplona Capital Management, LLP completed its acquisition of MedAssets today. MedAssets’ stock will stop trading at the close of business today.

Pamplona acquired MedAssets for $31.35 per share in cash. The purchase price represented a 44.5% premium to the 30 trading day volume weighted average price of MedAssets common stock and an enterprise value of approximately $2.75 billion. The transaction was overwhelmingly approved by stockholders on January 14, with 99.8% of total votes cast in favor.

“With this acquisition and an additional transactional step planned by Pamplona, our customers, partners, suppliers and employees will have an extraordinary opportunity to benefit from business combinations that will create both the national leader in the end-to-end revenue cycle technology, outsourced services and education market, and the leading supply chain procurement and cost management partner,” said R. Halsey Wise, chairman and chief executive officer, MedAssets. “I’d like to thank all of our employees for their continued dedication, focus and hard work, and their unending commitment to making healthcare better. Further, I want to thank our shareholders for your strong support of our “Now”-“Next”-“After-Next” business transformation and value creation mission.”

Pamplona will combine MedAssets’ Revenue Cycle Management (RCM) segment, which currently serves more than 2,700 hospital clients and touches more than $450 billion in gross patient revenue annually, with Precyse, a Pamplona-owned health information management (HIM) services, technology, and education company.

Separately, Pamplona has entered into an agreement with Vizient, Inc. (formerly VHA-UHC Alliance NewCo, Inc.) to divest MedAssets’ Spend and Clinical Resource Management (SCM) segment to Vizient. That transaction is expected to be completed in mid-February 2016. Pamplona and Vizient have also agreed to work together in select service offerings to serve their mutual members and customers, representing further strategic growth opportunities for both businesses.

About MedAssets

MedAssets is a healthcare performance improvement company that combines strategic market insight with rapid operational execution to help providers sustainably serve the needs of their communities. More than 4,500 hospitals and 123,000 non-acute healthcare providers rely on our solutions to reduce the total cost of care, enhance operational efficiency, align clinical delivery, and improve revenue performance across the System of CARE. For more information, please visit www.medassets.com.

About Pamplona Capital Management

Pamplona Capital Management is a London and New York based specialist investment manager established in 2005 that provides an alternative investment platform across private equity, fund of hedge funds and single manager hedge fund investments. Pamplona Capital Management, LLP manages over USD 10 billion in assets across a number of funds for a variety of clients including public pension funds, international wealth managers, multinational corporations, family offices and funds of hedge funds. Pamplona is currently managing its fourth private equity fund, Pamplona Capital Partners IV LP, which was raised in 2014. Pamplona invests long-term capital across the capital structure of its portfolio companies in both public and private market situations. Please visit www.pamplonafunds.com for more information.

Contact:

Robert P. Borchert

678.248.8194

rborchert@medassets.com

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